                                                                   EXHIBIT 11.1

                            USA WASTE SERVICES, INC.
                 COMPUTATION OF EARNINGS (LOSS)PER COMMON SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                            For the years ended December 31,
                                                    -----------------------------------------------
                                                        1996             1995             1994
                                                    -------------    -------------    -------------
                                                                       (restated)       (restated)
 PRIMARY
   Income (loss) available to
        common shareholders                         $  32,946,000    $  52,488,000    ($  9,607,000)
                                                    =============    =============    =============

   Number of common shares outstanding                139,609,000      124,019,000      102,687,000

    Effect of using weighted average common
        stock outstanding                              (5,717,000)     (14,396,000)      (2,391,000)

    Common stock equivalents (1)                        5,848,000        3,656,000        3,126,000
                                                    -------------    -------------    -------------
        Total                                         139,740,000      113,279,000      103,422,000
                                                    =============    =============    =============

        Earnings (loss) per common share            $        0.24    $        0.46    ($       0.09)
                                                    =============    =============    =============

FULLY DILUTED
    Net income (loss)                               $  32,946,000    $  52,488,000    ($  9,607,000)

    Plus interest on convertible
        subordinated debentures, net of taxes (2)              --               --               --
                                                    -------------    -------------    -------------

        Fully-diluted net income (loss)             $  32,946,000    $  52,488,000    ($  9,607,000)
                                                    =============    =============    =============

    Number of common shares outstanding               139,609,000      124,019,000      102,687,000

    Effect of using weighted average common
        stock outstanding                              (5,717,000)     (14,396,000)      (2,391,000)

    Common stock equivalents (1)                        6,041,000        3,707,000        3,955,000

    Convertible subordinated debentures (2)                    --               --               --
                                                    -------------    -------------    -------------
        Total                                         139,933,000      113,330,000      104,251,000
                                                    =============    =============    =============

         Earnings (loss) per common share           $        0.24    $        0.46    ($       0.09)
                                                    =============    =============    =============


(1) Common stock equivalents were determined based on the treasury stock method as set forth in Accounting Principles Board Opinion No. 15 ("APB No. 15"). Common stock equivalents are anti-dilutive in 1994 since there is a net loss that year, however, such amounts were not removed from the calculation as the amounts were not material.

(2) In accordance with APB No. 15, if the exercise price is greater than the average market price or ending market price, convertible subordinated debentures are not considered in fully diluted earnings per common share. Although the exercise prices of the outstanding convertible subordinated debentures are less than the market prices during the relevant periods, the ratio of convertible subordinated debentures interest, net of taxes, to convertible subordinated debentures shares is anti-dilutive for all periods shown, and is therefore excluded from the fully diluted earnings per common share calculation.